                                                                EXHIBIT 99(d)(1)
















                              ACQUISITION AGREEMENT

                                   dated as of

                               September 19, 2001

                                      among

                          IMCLONE SYSTEMS INCORPORATED,

                          BRISTOL-MYERS SQUIBB COMPANY

                                       and

                     BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY

                                TABLE OF CONTENTS

                                  ------------

                                                                            PAGE
ARTICLE 1
     DEFINITIONS
     SECTION 1.01.  DEFINITIONS................................................1

ARTICLE 2
     THE OFFER
     SECTION 2.01.  THE OFFER..................................................6
     SECTION 2.02.  COMPANY ACTION.............................................8
     SECTION 2.03.  COMPANY DISCLOSURE DOCUMENTS...............................8
     SECTION 2.04.  BMS DISCLOSURE DOCUMENTS...................................9

ARTICLE 3
     ADDITIONAL SHARE ACQUISITIONS
     SECTION 3.01.  ADDITIONAL SHARE ISSUANCE.................................10
     SECTION 3.02.  MARKET FAILURE SHARE ISSUANCE.............................11
     SECTION 3.03.  OPEN MARKET PURCHASE......................................13

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     SECTION 4.01.  CORPORATE EXISTENCE AND POWER.............................15
     SECTION 4.02.  CORPORATE AUTHORIZATION...................................16
     SECTION 4.03.  GOVERNMENTAL AUTHORIZATION................................16
     SECTION 4.04.  NON-CONTRAVENTION.........................................16
     SECTION 4.05.  CAPITALIZATION............................................17
     SECTION 4.06.  SEC FILINGS...............................................18
     SECTION 4.07.  FINANCIAL STATEMENTS......................................18
     SECTION 4.08.  NO UNDISCLOSED MATERIAL LIABILITIES.......................18
     SECTION 4.09.  COMPLIANCE WITH LAWS......................................19
     SECTION 4.10.  LITIGATION................................................19
     SECTION 4.11.  ABSENCE OF CERTAIN CHANGES................................19
     SECTION 4.12.  INTELLECTUAL PROPERTY.....................................19
     SECTION 4.13.  ANTITAKEOVER STATUTES.....................................19
     SECTION 4.14.  ISSUED SHARES.............................................20

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF BMS
     SECTION 5.01.  CORPORATE EXISTENCE AND POWER.............................20
     SECTION 5.02.  CORPORATE AUTHORIZATION...................................20


                                                                            PAGE
     SECTION 5.03.  GOVERNMENTAL AUTHORIZATION................................20
     SECTION 5.04.  NON-CONTRAVENTION.........................................21
     SECTION 5.05.  FINANCING.................................................21
     SECTION 5.06.  INVESTMENT IN SHARES ACQUIRED PURSUANT TO THE SHARE
          ISSUANCE............................................................21
     SECTION 5.07.  NO OWNERSHIP OF SHARES....................................21

ARTICLE 6
     COVENANTS OF THE COMPANY
     SECTION 6.01.  CONDUCT OF THE COMPANY....................................22
     SECTION 6.02.  NO SOLICITATION...........................................22

ARTICLE 7
     COVENANTS OF BMS AND THE COMPANY
     SECTION 7.01.  REASONABLE BEST EFFORTS...................................22
     SECTION 7.02.  CERTAIN FILINGS...........................................24
     SECTION 7.03.  PUBLIC ANNOUNCEMENTS......................................24
     SECTION 7.04.  NOTICES OF CERTAIN EVENTS.................................24

ARTICLE 8
     TERMINATION
     SECTION 8.01.  TERMINATION...............................................25
     SECTION 8.02.  EFFECT OF TERMINATION.....................................27

ARTICLE 9
     MISCELLANEOUS
     SECTION 9.01.  NOTICES...................................................28
     SECTION 9.02.  SURVIVAL..................................................29
     SECTION 9.03.  AMENDMENTS; NO WAIVERS....................................29
     SECTION 9.04.  EXPENSES..................................................29
     SECTION 9.05.  SUCCESSORS AND ASSIGNS....................................29
     SECTION 9.06.  GOVERNING LAW.............................................29
     SECTION 9.07.  JURISDICTION..............................................29
     SECTION 9.08.  WAIVER OF JURY TRIAL......................................30
     SECTION 9.09.  COUNTERPARTS; EFFECTIVENESS; BENEFIT......................30
     SECTION 9.10.  ENTIRE AGREEMENT..........................................30
     SECTION 9.11.  CAPTIONS..................................................30
     SECTION 9.12.  SEVERABILITY..............................................30
     SECTION 9.13.  SPECIFIC PERFORMANCE......................................31
     SECTION 9.14.  ADDITIONAL COVENANT OF BMS................................31

                                    ANNEXES

                    Annex I        Conditions to the Offer

                              ACQUISITION AGREEMENT

         ACQUISITION AGREEMENT dated as of September 19, 2001 (this "AGREEMENT"), among IMCLONE SYSTEMS INCORPORATED, a Delaware corporation (the "COMPANY"), BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS") and BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY, a Delaware corporation and a wholly owned subsidiary of BMS ("ACQUISITION SUB").

         WHEREAS, each of the Boards of Directors of the Company, BMS and Acquisition Sub has approved this Agreement and the transactions contemplated hereby;

         WHEREAS, simultaneously with the execution of this Agreement, the Company, BMS and Acquisition Sub are entering into a Stockholder Agreement (the "STOCKHOLDER AGREEMENT"), pursuant to which, among other things, the Company, BMS and Acquisition Sub have established certain governance arrangements between the Company, BMS and Acquisition Sub; and

         WHEREAS, simultaneously with the execution of this Agreement, the Company, BMS and E.R. Squibb & Sons, L.L.C., a limited liability company formed under the laws of Delaware and a wholly owned subsidiary of BMS ("ERS") are entering into a Development, Promotion, Distribution and Supply Agreement (the "COMMERCIAL ARRANGEMENTS"), pursuant to which, among other things, the Company, BMS and ERS will co-develop and co-promote the biologic pharmaceutical product IMC-C225 in the United States, Canada and Japan.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; PROVIDED that for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of BMS or Acquisition Sub. For the purposes of this definition, "CONTROL" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "ANTITRUST INJUNCTION" means any of the events referred to in paragraph
(a) of Annex I as a result of action by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice brought under any Antitrust Law.

         "BUSINESS DAY" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CLOSING" means (i) if the number of Shares that are validly tendered and not withdrawn at the time of acceptance for payment by Acquisition Sub upon expiration of the Offer is equal to or greater than the Maximum Number, the acceptance for payment by Acquisition Sub of Shares in the Offer, (ii) if the number of Shares that are accepted for payment by Acquisition Sub upon expiration of the Offer is less than the Maximum Number, the consummation of the Additional Share Issuance (unless Acquisition Sub shall have accepted Shares for payment in the Offer and this Agreement is terminated pursuant to Section 8.01(f)(i), in which case "Closing" shall mean the acceptance for payment by Acquisition Sub of Shares in the Offer), (iii) if the Offer is terminated pursuant to Section 3.02(a), the consummation of the Market Failure Share Issuance, (iv) if the Offer is terminated pursuant to Section 3.03(a) and, immediately following the Open Market Purchase Period, BMS and its Affiliates shall own at least 5% of the then-outstanding Shares, the consummation of the Open Market Purchase, or (v) if the Offer is terminated pursuant to Section 3.03(a) and the Open Market Purchase has been consummated, and immediately following the Open Market Purchase Period, BMS and its Affiliates shall not own at least 5% of the then- outstanding Shares, the consummation of the Open Market Top-Up Share Issuance (unless this Agreement is terminated pursuant to Section 8.01(f)(iii), in which case "Closing" shall mean the last day of the Open Market Purchase Period), as the case may be.

         "COMPANY OPTIONS" means options to purchase Shares held by present or former employees and directors of the Company.

         "CONFIDENTIALITY AGREEMENT" means the letter agreement, dated May 19, 2001, between the Company and BMS.

         "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "INTELLECTUAL PROPERTY RIGHT" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right.

         "ISSUED SHARES" means the Additional Issued Shares, the Market Failure Issued Shares or the Open Market Top-Up Issued Shares, as the case may be.

         "KNOWLEDGE" of the Company shall mean the knowledge, after reasonable inquiry, of Samuel Waksal, Ph.D., Harlan Waksal, M.D., Daniel Lynch or John Landes.

         "MARKET FAILURE CONDITION" means the condition to the Offer set forth in paragraph (f) in Annex I to this Agreement.

         "MATERIAL ADVERSE EFFECT" means, (A) with respect to the Company, a material adverse effect on the condition (financial or otherwise), business, assets (including the Company's manufacturing facilities) or results of operations or prospects (including prospects for the commercialization of the Compound (as defined in the Commercial Arrangements)) of the Company, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the announcement hereof, (ii) changes, circumstances or conditions (including changes in applicable laws, rules and regulations) affecting the biotechnology industry in general, or (iii) changes in general economic conditions or financial markets, and (B) with respect to BMS, a material impairment of the ability of BMS or Acquisition Sub to perform its obligations under or consummate the transactions contemplated by this Agreement, the Stockholder Agreement or, in the case of BMS only, the Commercial Arrangements, in accordance with the terms hereof and thereof.

         "MERCK AGREEMENT" means the Development and License Agreement, dated December 14, 1998, between the Company and Merck KgaA, as amended and modified as of the date of this Agreement.

         "NON-THIRD PARTY CHANGE OF CONTROL INJUNCTION" means any of the events referred to in paragraph (a) of Annex I that is not a Third Party Change of Control Injunction or an Antitrust Injunction.

         "1933 ACT" means the Securities Act of 1933.

         "1934 ACT" means the Securities Exchange Act of 1934.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SEC" means the Securities and Exchange Commission.

         "SHARE ISSUANCE" means the Additional Share Issuance, the Market Failure Share Issuance or the Open Market Top-Up Share Issuance, as the case may be.

         "SHARES" means the shares of common stock, $0.001 par value, of the Company.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "TERMINATION DATE" means the earlier of (A) April 1, 2002; PROVIDED that if on or before April 1, 2002, Acquisition Sub has not accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer and, at April 1, 2002 (i) the applicable waiting period under the HSR Act shall not have expired or been terminated or there exists an Antitrust Injunction, then such date may be extended by either party from time to time to any date on or prior to September 30, 2002 by notice in writing to the other party, (ii) there exists a Third Party Change of Control Injunction, then such date shall be extended to the earlier to occur of (a) September 30, 2002, and (b) such date prior to September 30, 2002 as the Company shall determine in its sole discretion by notice in writing to BMS at any time prior to September 30, 2002, or (iii) there exists a failure of the Market Failure Condition, then such date may be extended by either party from time to time to any date on or prior to September 30, 2002 by notice in writing to the other party; and (B) the date upon which any of the events referred to in paragraph (a) of Annex I shall have become final and nonappealable.

         "THIRD PARTY CHANGE OF CONTROL INJUNCTION" means any of the events referred to in paragraph (a) of Annex I that relates to or arose in the context of a Third Party Change of Control Offer.

         "THIRD PARTY CHANGE OF CONTROL OFFER" means a bona fide public offer or proposal by any Person (other than BMS and its Affiliates) to acquire beneficial ownership (as such term is defined in the Stockholder Agreement) of more than 35% of the outstanding Shares.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

 TERM                                                           SECTION
 ----                                                           -------
Acquisition Sub...........................................      Preamble
Additional Issued Shares..................................        3.01
Additional Share Issuance ................................        3.01
Agreement.................................................      Preamble
Antitrust Law.............................................        7.01
Average Purchase Price....................................        3.03
Average Trading Price.....................................        3.03
BMS.......................................................      Preamble
Commercial Arrangements...................................      Recitals
Company...................................................      Preamble
Company Board.............................................        2.02
Company Disclosure Documents..............................        2.03
Company SEC Documents.....................................        4.06
Company Securities........................................        4.05
Convertible Notes ........................................        4.05
DOJ.......................................................        7.01
ERS.......................................................      Recitals
FTC.......................................................        7.01
GAAP......................................................        4.07
HSR Filing................................................        7.01
Market Failure Issued Shares..............................        3.02
Market Failure Share Issuance.............................        3.02
Maximum Number............................................        2.01
Offer.....................................................        2.01
Offer Documents...........................................        2.01
Offer Price ..............................................        2.01
Open Market Purchase......................................        3.03
Open Market Purchase Period...............................        3.03
Open Market Top-Up Issued Shares..........................        3.03
Open Market Top-Up Share Issuance.........................        3.03

                                       5

 TERM                                                           SECTION
 ----                                                           -------
Schedule TO...............................................        2.01
Schedule 14D-9............................................        2.02
Stockholder Agreement.....................................      Recitals


                                    ARTICLE 2
                                    THE OFFER

         SECTION 2.01. THE OFFER. (a) As promptly as practicable after the date hereof, but in no event later than ten Business Days after the date hereof, Acquisition Sub shall commence an offer (the "OFFER") to purchase for cash 14,392,003 Shares (which shall include, for purposes of this Agreement, (i) all Shares issuable in respect of exercisable, in-the-money Company Options which have been "conditionally exercised" by the holder thereof for purposes of participating in the Offer, and (ii) all Shares issued prior to the expiration of the Offer upon the conversion of any convertible securities or upon the exercise of any options or warrants) (such number of Shares, the "MAXIMUM NUMBER") at a price of $70.00 per Share, net to the seller in cash (such price, as may hereafter be increased, the "OFFER PRICE"). The obligation of Acquisition Sub to accept for payment any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex I hereto. The initial expiration date of the Offer shall be the twentieth Business Day following the commencement of the Offer (determined under Rule 14d-1(g)(3) promulgated under the 1934 Act). Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer, modify the terms of the Offer, and increase the Offer Price; PROVIDED that, without the consent of the Company, Acquisition Sub shall not (i) increase or reduce the Maximum Number, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) add to the conditions set forth in Annex I or modify any condition set forth in Annex I, (iv) change the form of consideration payable in the Offer, or (v) otherwise amend the Offer in any manner adverse to the holders of Shares. Acquisition Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. If any of the conditions to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Acquisition Sub shall extend the Offer from time to time until such conditions are satisfied or waived; PROVIDED that (i) each such extension of the Offer shall be for a period of not more than ten Business Days, and (ii) Acquisition Sub shall not, without the prior written consent of the Company, extend the Offer beyond the Termination Date. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Acquisition Sub shall accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn (including if no Shares are validly tendered and not withdrawn), but not in excess of the Maximum Number.

          (b) As soon as practicable on the date of commencement of the Offer, BMS and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Offer (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). BMS, Acquisition Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. BMS and Acquisition Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC. BMS and Acquisition Sub shall deliver or cause to be delivered to the Company, or such other Person as the Company shall designate, the Offer Documents (and any amendments thereto) as so corrected, in such quantities as shall be necessary for dissemination to all holders of Shares and Company Options. The Company shall, at its expense, cause the Offer Documents (and any amendments thereto) to be disseminated to holders of Shares and Company Options, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares and Company Options. BMS and Acquisition Sub shall provide the Company and its counsel with any comments or other communications, whether written or oral, that BMS, Acquisition Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or other communications.

          (c) Each certificate for Shares issued to Acquisition Sub representing Shares accepted for purchase and paid for by Acquisition Sub in the Offer shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDER AGREEMENT, DATED SEPTEMBER 19, 2001, AMONG IMCLONE SYSTEMS INCORPORATED, BRISTOL-MYERS SQUIBB COMPANY AND BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATE

                  SECRETARY OF IMCLONE SYSTEMS
                  INCORPORATED.

         SECTION 2.02. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors (the "COMPANY BOARD"), at a meeting duly called and held, has resolved to recommend acceptance of the Offer by the holders of Shares; PROVIDED, that the Company Board may withdraw, modify or amend such recommendation in exercise of its fiduciary duties.

          (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and promptly thereafter disseminate to holders of Shares and Company Options, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that, subject to the Company Board's right to withdraw, modify or amend such recommendation in exercise of its fiduciary duties, shall reflect the recommendation of the Company Board referred to above. Each of the Company, BMS and Acquisition Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares and Company Options, in each case as and to the extent required by applicable federal securities laws. BMS and its counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC. The Company shall provide BMS and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 (and any amendments thereto) promptly after receipt of such comments or other communications.

         SECTION 2.03. COMPANY DISCLOSURE DOCUMENTS. The Company agrees that:

         (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including the Schedule 14D-9, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

          (b) No Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that this Section 2.03(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by BMS specifically for use therein.

          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to BMS in writing specifically for use in the Offer Documents, at the time of the filing thereof or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 2.04. BMS DISCLOSURE DOCUMENTS. BMS agrees that:

         (a) The information with respect to BMS, Acquisition Sub and any other Subsidiaries of BMS that BMS furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer.

          (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that this Section 2.04(b) will not apply to statements or omissions included in the Offer Documents based upon information furnished to BMS in writing by the Company specifically for use therein.

                                    ARTICLE 3
                          ADDITIONAL SHARE ACQUISITIONS

         SECTION 3.01. ADDITIONAL SHARE ISSUANCE. (a) Subject to the conditions set forth in Section 3.01(d), if the number of shares that Acquisition Sub accepts for payment is less than the Maximum Number, the Company shall issue and sell to Acquisition Sub, and Acquisition Sub shall purchase from the Company for cash, a number of shares equal to the difference between (i) the Maximum Number, and (ii) the number of Shares accepted for payment by Acquisition Sub in the Offer (the "ADDITIONAL ISSUED SHARES"), at a price per Share equal to the Offer Price, net to the Company in cash (the "ADDITIONAL SHARE ISSUANCE").

          (b) The certificate representing any Shares to be purchased by Acquisition Sub pursuant to the Additional Share Issuance shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDER AGREEMENT, DATED SEPTEMBER 19, 2001, AMONG IMCLONE SYSTEMS INCORPORATED, BRISTOL-MYERS SQUIBB COMPANY AND BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF IMCLONE SYSTEMS INCORPORATED.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

          (c) Subject to the conditions set forth in Section 3.01(d), as soon as practicable following the acceptance for payment of Shares in the Offer by Acquisition Sub, the parties hereto shall cause the Additional Share Issuance to be effected. Delivery of certificates representing the Additional Issued Shares by the Company shall be made against payment of the purchase price therefor by wire transfer in immediately available funds to such account of the Company as the

Company shall communicate to BMS at least two Business Days prior to the consummation of the Additional Share Issuance. The certificates for the Shares to be purchased pursuant to the Additional Share Issuance shall be registered in the name of Acquisition Sub. Delivery of such certificates and payment of the purchase price therefor shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 or at such other place as the parties shall mutually agree, on such date and at such time as the parties shall mutually agree, but in any event subject to the first sentence of this Section 3.01(c).

          (d) The respective obligations of the Company, BMS and Acquisition Sub to effect the Additional Share Issuance shall be subject to the satisfaction of the following conditions:

                  (i) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (ii) There shall not have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to BMS, Acquisition Sub, the Company or the Additional Share Issuance, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the Additional Share Issuance, that prohibits the consummation of the Additional Share Issuance or imposes material limitations on the ability of BMS or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any Shares issued pursuant to the Additional Share Issuance, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

                  (iii) Acquisition Sub shall have accepted for payment all Shares, subject to the Maximum Number, which were validly tendered and not withdrawn pursuant to the Offer; and

                  (iv) The Additional Issued Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

         SECTION 3.02. MARKET FAILURE SHARE ISSUANCE. (a) If at the Termination Date, Acquisition Sub has not accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer and, at such time, all conditions to the Offer have been satisfied except for the Market Failure Condition, then either party may elect to terminate the Offer by written notice to the other party. Upon any such election, BMS and Acquisition Sub shall take all action necessary to terminate the Offer and, subject to the conditions set forth in Section 3.02(d), the Company shall issue and sell to Acquisition Sub, and Acquisition Sub shall purchase from the Company for cash, a number of Shares equal to the Maximum Number (the "MARKET FAILURE ISSUED SHARES"), at a price per Share equal to the Offer Price, net to the Company in cash (the "MARKET FAILURE SHARE ISSUANCE").

          (b) The certificate representing any Shares to be purchased by Acquisition Sub pursuant to the Market Failure Share Issuance shall bear the legend in substantially the form set forth in Section 3.01(b).

          (c) Subject to the conditions set forth in Section 3.02(d), as soon as practicable following the termination of the Offer pursuant to Section 3.02(a), the parties hereto shall cause the Market Failure Share Issuance to be effected. Delivery of certificates representing the Market Failure Issued Shares by the Company shall be made against payment of the purchase price therefor by wire transfer in immediately available funds to such account of the Company as the Company shall communicate to BMS at least two Business Days prior to the consummation of the Market Failure Share Issuance. The certificates for the Shares to be purchased pursuant to the Market Failure Share Issuance shall be registered in the name of Acquisition Sub. Delivery of such certificates and payment of the purchase price therefor shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 or at such other place as the parties shall mutually agree, on such date and at such time as the parties shall mutually agree, but in any event subject to the first sentence of this Section 3.02(c).

          (d) The respective obligations of the Company, BMS and Acquisition Sub to effect the Market Failure Share Issuance shall be subject to the satisfaction of the following conditions:

                  (i) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (ii) There shall not have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to BMS, Acquisition Sub, the Company or the Market Failure Share Issuance, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the

                  Market Failure Share Issuance, that prohibits the consummation of the Market Failure Share Issuance or imposes material limitations on the ability of BMS or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any Shares issued pursuant to the Market Failure Share Issuance, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

                  (iii) The Market Failure Issued Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance; and

                  (iv)  The Offer shall have been terminated in accordance with
                  Section 3.02(a).

         SECTION 3.03. OPEN MARKET PURCHASE. (a) If at the Termination Date, Acquisition Sub has not accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer, and there exists on such date a Non-Third Party Change of Control Injunction, then either party may elect to terminate the Offer by written notice to the other party. Upon any such election, BMS and Acquisition Sub shall take all action necessary to terminate the Offer and, to the fullest extent permitted by law and not prohibited by the terms of any statute, rule, regulation, injunction, judgment, order or decree by any court, government or governmental authority or agency in the United States or any state thereof, during the twelve- month period commencing on the date immediately following the Termination Date (the "OPEN MARKET PURCHASE PERIOD"), Acquisition Sub shall from time to time purchase, in transactions through the Nasdaq National Market or otherwise, a number of Shares in the aggregate equal to the Maximum Number (the "OPEN MARKET PURCHASE"); PROVIDED, that Acquisition Sub's obligation to purchase Shares in the Open Market Purchase shall terminate at the time Acquisition Sub has paid $1,000,000,000 in the aggregate to purchase Shares in the Open Market Purchase.

         (b) If BMS and Acquisition Sub have complied with their obligations under Section 3.03(a), and immediately following the Open Market Purchase Period BMS and its Affiliates shall not own at least 5% of the then-outstanding Shares, subject to the conditions set forth in Section 3.03(f), the Company shall issue and sell to Acquisition Sub, and Acquisition Sub shall purchase from the Company for cash, a number of shares (the "OPEN MARKET TOP-UP ISSUED SHARES") equal to the difference between (i) the number of Shares representing 5% of the Shares outstanding immediately following the Open Market Purchase Period, and (ii) the number of Shares owned by BMS and its Affiliates immediately following the Open Market Purchase Period, at a price per Share equal to the Average Trading Price, net to the Company in cash (the "OPEN MARKET TOP-UP SHARE ISSUANCE"). For purposes of this Section 3.03(b), "AVERAGE TRADING PRICE" means the average closing price of the Shares on the Nasdaq National Market for the thirty Nasdaq trading days ending on and including the last Business Day of the Open Market Purchase Period.

          (c) In consideration of the Company's agreement to facilitate Acquisition Sub's acquisition of Shares pursuant to the Open Market Purchase and its agreement to grant Acquisition Sub the right to acquire the Open Market Top-Up Issued Shares, promptly (but in no event later than two Business Days) following the end of the Open Market Purchase Period, BMS shall (i) pay to the Company, by wire transfer of immediately available funds to such account of the Company as the Company shall communicate to BMS prior to the end of the Open Market Purchase Period, an amount equal to (A) the excess, if any, of (1) $70.00, over (2) the average purchase price paid by Acquisition Sub for all Shares acquired in the Open Market Purchase (the "AVERAGE PURCHASE PRICE"), multiplied by (B) the number of Shares purchased by Acquisition Sub in the Open Market Purchase; it being understood and agreed that, if the Average Purchase Price is equal to or exceeds $70.00, no amount shall be payable by BMS pursuant to this sentence, and (ii) provide the Company with a reasonably detailed accounting of BMS's calculation of the Average Purchase Price, together with such documentation and records as the Company shall reasonably request in order to verify such calculation.

         (d) The certificate representing any Shares to be purchased by Acquisition Sub pursuant to the Open Market Top-Up Share Issuance shall bear the legend in substantially the form set forth in Section 3.01(b).

         (e) Subject to the conditions set forth in Section 3.03(f), as promptly as practicable following the end of the Open Market Purchase Period, the parties hereto shall cause the Open Market Top-Up Share Issuance to be effected. Delivery of certificates representing the Open Market Top-Up Issued Shares by the Company shall be made against payment of the purchase price therefor by wire transfer in immediately available funds to such account of the Company as the Company shall communicate to BMS at least two Business Days prior to the consummation of the Open Market Top-Up Share Issuance. The certificates for the Shares to be purchased pursuant to the Open Market Top-Up Share Issuance shall be registered in the name of Acquisition Sub. Delivery of such certificates and payment of the purchase price therefor shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 or at such other place as the parties shall mutually agree, on such date and at such time as the parties shall mutually agree, but in any event subject to the first sentence of this Section 3.03(e).

         (f) The respective obligations of the Company, BMS and Acquisition Sub to effect the Open Market Top-Up Share Issuance shall be subject to the following conditions:

                  (i) The applicable waiting period under the HSR Act shall have expired or been terminated;

                  (ii) There shall not have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to BMS, Acquisition Sub, the Company or the Open Market Top-Up Share Issuance, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the Open Market Top-Up Share Issuance, that prohibits the consummation of the Open Market Top-Up Share Issuance or imposes material limitations on the ability of BMS or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any Shares issued pursuant to the Open Market Top-Up Share Issuance, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

                  (iii) The Open Market Top-Up Issued Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance; and

                  (iv)   The Offer shall have been terminated in accordance with
                  Section 3.03(a).



                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to BMS that, except as set forth in the disclosure letter previously delivered by the Company to BMS:

         SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the Stockholder Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered each of this Agreement and the Stockholder Agreement, and each of this Agreement and the Stockholder Agreement constitutes a valid and binding agreement of the Company.

         SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the Stockholder Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action, consent, approval, authorization, permit or order by or in respect of, or filing, declaration or registration with, any governmental authority or agency in the United States or any state thereof, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, (iii) compliance with the rules and regulations of the National Association of Securities Dealers and the Nasdaq National Market, and (iv) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the Stockholder Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in
Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 120,000,000 shares of common stock, par value $0.001 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. As of September 18, 2001, there were outstanding (i) 72,324,224 Shares, (ii) no shares of preferred stock, (iii) options issued under the Company's stock option plans to purchase an aggregate of 9,211,276 Shares (of which options to purchase, an aggregate of 3,518,862 Shares were exercisable), and (iv) $240,000,000 principal amount of notes ("CONVERTIBLE NOTES") convertible into an aggregate of approximately 4,356,508 Shares. As of September 18, 2001, 956,473 Shares were reserved for issuance pursuant to the Company's employee stock purchase plan. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

          (b) Except (w) as set forth in Article 3 of this Agreement, this
Section 4.05 and Section 3.04 of the Stockholder Agreement, (x) for Shares issuable to Merck KGaA pursuant to the Merck Agreement, (y) for changes since September 18, 2001 resulting from the exercise of options or warrants outstanding on such date (or granted subsequent to such date as described in clause (z) below), the conversion of Convertible Notes or the issuance of Shares pursuant to the Company's employee stock purchase plan, and (z) up to 2,450,000 stock options granted subsequent to September 18, 2001, there are no issued or outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

          (c) No outstanding shares of capital stock of the Company have been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the certificate of incorporation or by-laws of the Company or any contract to which the Company is bound, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.06. SEC FILINGS. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC between December 31, 2000 and the date of this Agreement (the "COMPANY SEC DOCUMENTS"). As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document.

          (b) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.07. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 4.08. NO UNDISCLOSED MATERIAL LIABILITIES. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than:

         (a) liabilities or obligations disclosed in the Company SEC Documents;

         (b) liabilities and obligations incurred in the ordinary course of business since December 31, 2000; and

          (c) liabilities or obligations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.09. COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries is in compliance with and, to the knowledge of the Company, have not been charged with or given written notice of any violation of, any applicable laws, except for failures to comply or violations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.10. LITIGATION. Except as disclosed in the Company SEC Documents, there is no action, suit or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company that would have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any judgment outstanding against the Company or any Subsidiary of the Company that would have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.11. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents, from December 31, 2000 to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course and during such period there has not been any event, effect or development that has had, individually or in the aggregate, a Material Adverse Effect on the Company or would materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.12. INTELLECTUAL PROPERTY. Except as disclosed in the Company SEC Documents, no claims are pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary of the Company is infringing or otherwise adversely affecting the rights of any Person with respect to any Intellectual Property Right, except for such claims that would not have, individually or in the aggregate, a Material Adverse Effect on the Company or would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 4.13. ANTITAKEOVER STATUTES. The Company has taken all action necessary to exempt the Offer, any Share Issuance, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of Delaware Law.

         SECTION 4.14. ISSUED SHARES. When issued to Acquisition Sub pursuant to the terms of this Agreement, the Issued Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of encumbrances or liens of any kind, other than restrictions imposed by applicable securities laws and the Stockholder Agreement.



                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF BMS

         BMS represents and warrants to the Company that:

         SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of BMS and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on BMS. Since the date of its incorporation, Acquisition Sub has not engaged in any activities other than in connection with this Agreement and the Stockholder Agreement. All of the issued and outstanding shares of capital stock of Acquisition Sub are owned by one or more subsidiaries of BMS, each of which is wholly owned by BMS.

         SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by BMS and Acquisition Sub of this Agreement and the Stockholder Agreement and the consummation by BMS and Acquisition Sub of the transactions contemplated hereby and thereby are within the corporate powers of BMS and Acquisition Sub and have been duly authorized by all necessary corporate action on the part of BMS and Acquisition Sub. BMS and Acquisition Sub have duly executed and delivered each of this Agreement and the Stockholder Agreement, and each of this Agreement and the Stockholder Agreement constitutes a valid and binding agreement of BMS and Acquisition Sub.

         SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by BMS and Acquisition Sub of this Agreement and the Stockholder Agreement and the consummation by BMS and Acquisition Sub of the transactions contemplated hereby and thereby require no action, consent, approval, authorization, permit or order by or in respect of, or filing, declaration or registration with, any governmental authority or agency in the United States or any state thereof, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on BMS.

         SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by BMS and Acquisition Sub of this Agreement and the Stockholder Agreement and the consummation by BMS and Acquisition Sub of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of BMS or Acquisition Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree or
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which BMS or Acquisition Sub is entitled under any provision of any agreement or other instrument binding upon BMS or Acquisition Sub, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material Adverse Effect on BMS.

         SECTION 5.05. FINANCING. BMS has, and as of the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable Acquisition Sub to purchase all of the Shares to be acquired in the Offer and any Share Issuance and to pay all related fees and expenses pursuant to the Offer and any Share Issuance.

         SECTION 5.06. INVESTMENT IN SHARES ACQUIRED PURSUANT TO THE SHARE ISSUANCE. Acquisition Sub is acquiring the Shares to be purchased pursuant to any Share Issuance for its own account and for investment purposes only and not with a view to the resale or distribution of such Shares.

         SECTION 5.07. NO OWNERSHIP OF SHARES. Neither BMS nor any of its Affiliates directly or indirectly beneficially owns any Shares.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Closing, the Company will not take any Prohibited Action (as defined in the Stockholder Agreement) without the consent of BMS.

         SECTION 6.02. NO SOLICITATION. The Company shall not, nor shall it authorize or permit any Subsidiary of the Company or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any Subsidiary of the Company to, directly or indirectly, solicit, initiate or encourage the submission of, any Third-Party Change of Control Offer.

                                    ARTICLE 7
                        COVENANTS OF BMS AND THE COMPANY

         The parties hereto agree that:

         SECTION 7.01. REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, the Company and BMS will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, using their reasonable best efforts to cause the conditions to the Offer to be satisfied as soon as reasonably possible and, subject to the terms and conditions of this Agreement, consummating the Offer and, if necessary, any Share Issuance as soon as possible after such conditions are satisfied or waived. In furtherance and not in limitation of the foregoing, each of BMS and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (an "HSR FILING") with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (b) In connection with the efforts referenced in Section 7.01(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of BMS and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or private party. Subject to the Confidentiality Agreement, and any attorney-client, work product or other privilege, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.01(a) and 7.01(b), each of BMS and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of BMS and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any government authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of BMS and the Company shall use its reasonable best efforts to resolve such objections or challenge as such governmental authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement.

         SECTION 7.02. CERTAIN FILINGS. The Company and BMS shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.03. PUBLIC ANNOUNCEMENTS. The Company and BMS will issue separate press releases promptly after the execution of this Agreement, each in the form previously agreed between the Company and BMS, and thereafter BMS and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Stockholder Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.04. NOTICES OF CERTAIN EVENTS. Each of the Company and BMS shall promptly notify the other party of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Stockholder Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Stockholder Agreement; and

          (c) any failure of a condition set forth in paragraph (b), (c) or (d) of Annex I to this Agreement of which the Company has actual knowledge; PROVIDED, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties under this Agreement, the Stockholder Agreement or the Commercial Arrangements.

                                    ARTICLE 8
                                   TERMINATION

         SECTION 8.01. TERMINATION. This Agreement may be terminated at any time:

         (a) by mutual written agreement of the Company and BMS;

         (b) by either the Company or BMS, if the Offer has not been consummated on or before the Termination Date; PROVIDED that this Agreement may not be terminated by any party pursuant to this Section 8.01(b) if, at the time of termination, either (A) there exists a Non-Third Party Change of Control Injunction, or (B) the Market Failure Condition is not satisfied; PROVIDED FURTHER, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer not to be so consummated;

         (c) by the Company, if Acquisition Sub shall have failed to commence the Offer in the time required by this Agreement;

         (d) by BMS, if (i) any of the representations or warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 4.05(a) and (b) hereof) or the Commercial Arrangements, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made (or if expressly made as of an earlier date, as of such date), other than for such failures to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties of the Company set forth in Sections 4.05(a) and (b) hereof shall fail to be true and correct in all material respects as of the date made, (iii) the Company shall have breached or failed to perform in any material respect any of its obligations under the Acquisition Agreement required to be performed on or prior to such time, or (iv) the Company shall have taken a Prohibited Action without the consent of BMS after the date of this Agreement; PROVIDED that such breach of representation or warranty or breach or failure to perform such obligation cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach or failure to perform; PROVIDED FURTHER, that BMS may not terminate this Agreement under this Section 8.01(d) if either BMS or Acquisition Sub is then in breach of or has failed to perform in any material respect any of its obligations hereunder or under the Stockholder Agreement or, in the case of BMS only, under the Commercial Arrangements;

         (e) by the Company, if (i) any of the representations or warranties of BMS contained in this Agreement or the Commercial Arrangements, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made (or if expressly made as of an earlier date, as of such date), other than for such failures to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect on BMS, and (ii) either BMS or Acquisition Sub shall have breached or failed to perform in any material respect any of its obligations under this Agreement, the Stockholder Agreement or, in the case of BMS only, the Commercial Arrangements required to be performed on or prior to such time; PROVIDED that such breach of representation or warranty or breach or failure to perform such obligation cannot be or has not been cured within 30 days after the giving of written notice to BMS of such breach or failure to perform; PROVIDED FURTHER, that the Company may not terminate this Agreement under this Section 8.01(e) if it is then in breach of or has failed to perform in any material respect any of its obligations hereunder or under the Commercial Arrangements or the Stockholder Agreement; or

         (f) by either the Company or BMS, if:

                  (i) under the terms of this Agreement, subject to the satisfaction of the conditions set forth in Section 3.01(d), the Company, BMS and Acquisition Sub are obligated to effect the Additional Share Issuance, and the Additional Share Issuance is not consummated within thirty days after the date on which Acquisition Sub has accepted for purchase Shares tendered in the Offer; PROVIDED that the right to terminate this Agreement pursuant to this Section 8.01(f)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Additional Share Issuance not to be so consummated;

                  (ii) under the terms of this Agreement, subject to the satisfaction of the conditions set forth in Section 3.02(d), the Company, BMS and Acquisition Sub are obligated to effect the

                  Market Failure Share Issuance, and the Market Failure Share Issuance is not consummated within thirty days after the termination of the Offer by either party pursuant to Section 3.02(a); PROVIDED that the right to terminate this Agreement pursuant to this Section 8.01(f)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Market Failure Share Issuance not to be so consummated; or

                  (iii) under the terms of this Agreement, subject to the satisfaction of the conditions set forth in Section 3.03(f), the Company, BMS and Acquisition Sub are obligated to effect the Open Market Top-Up Share Issuance, and the Open Market Top- Up Share Issuance is not consummated within thirty days after the final day of the Open Market Purchase Period; PROVIDED that the right to terminate this Agreement pursuant to this Section 8.01(f)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Open Market Top-Up Share Issuance not to be so consummated.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other party.

         SECTION 8.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, PROVIDED that such termination shall not relieve a party hereto from any liability for damages incurred or suffered by the other party as a result of the failure of such party's representations and warranties hereunder to be true or the failure of such party to perform any covenant hereunder. The provisions of Sections 3.03(c), 8.02, 9.04, 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to the Company, to:

                  ImClone Systems Incorporated
                  180 Varick Street, 7th Floor
                  New York, New York  10014
                  Attn: John Landes, Esq.
                        General Counsel
                  Fax:  (212) 645-2054

         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-4800
                  Attn: Phillip R. Mills, Esq.

         if to BMS or Acquisition Sub, to:

                  Bristol-Myers Squibb Company
                  345 Park Avenue
                  New York, New York 10154
                  Attn: General Counsel
                  Fax: (212) 546-4020

         with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019
                  Fax: (212) 474-3700
                  Attn: Susan Webster, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         SECTION 9.02. SURVIVAL. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing, except for the agreements set forth in the final sentence of Section 2.01(a) and Sections 3.03(c), 9.04, 9.05, 9.06, 9.07 and 9.08.

         SECTION 9.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.04. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 9.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

         SECTION 9.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

         SECTION 9.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of New York or, to the extent no such federal court has jurisdiction over such action, suit or proceeding, any New York state court, and each of the parties hereby consents to the jurisdiction of such courts

(and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

         SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.09. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 9.10. ENTIRE AGREEMENT. This Agreement, the disclosure letter referred to in Article 4, the Confidentiality Agreement, the Commercial Arrangements and the Stockholder Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 9.11. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 9.12. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or, to the extent no such federal court has jurisdiction over such proceeding, any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.14. ADDITIONAL COVENANT OF BMS. BMS shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement, including without limitation, providing to Acquisition Sub all funds required by it to purchase all of the Shares to be acquired in the Offer and any Share Issuance.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               IMCLONE SYSTEMS INCORPORATED



                               By:     /s/ Samuel D. Waskal, Ph.D.
                                     ------------------------------------------
                                     Name:  Samuel D. Waskal, Ph.D.
                                     Title: President and Chief Executive
                                            Officer

                               BRISTOL-MYERS SQUIBB COMPANY



                               By:     /s/ Brian Markison
                                     ------------------------------------------
                                     Name:  Brian Markison
                                     Title: Senior Vice President - External
                                            Affairs, Worldwide Medicines
                                            Group

                               BRISTOL-MYERS SQUIBB BIOLOGICS
                                     COMPANY

                               By:     /s/ Sandra Leung
                                     ------------------------------------------
                                     Name:  Sandra Leung
                                     Title: Corporate Secretary

                                                                         ANNEX I

Notwithstanding any other provision of the Offer, but subject to the terms of the Acquisition Agreement, Acquisition Sub shall not be required to accept for payment any Shares and may terminate the Offer, if (i) prior to the expiration date of the Offer, the applicable waiting period under the HSR Act shall not have expired or been terminated, or (ii) at any time on or after September 19, 2001 and prior to the acceptance for payment of Shares by Acquisition Sub, any of the following conditions exists:

         (a) there shall have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, enforced, entered, promulgated, issued or deemed applicable to BMS, Acquisition Sub, the Company or the Offer, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the Offer, that prohibits the consummation of the Offer or imposes material limitations on the ability of BMS or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any Shares validly tendered and not withdrawn in the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

         (b) the Company shall have breached or failed to perform in any material respect any of its obligations under the Acquisition Agreement required to be performed on or prior to such time;

         (c) the Company shall have taken a Prohibited Action without the consent of BMS after the date of the Acquisition Agreement;

         (d) (i) any of the representations and warranties of the Company contained in the Acquisition Agreement (other than the representations and warranties of the Company set forth in Sections 4.05(a) and (b) of the Acquisition Agreement) or the Commercial Arrangements, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made (or if expressly made as of an earlier date, as of such date), other than for such failures to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) the representations and warranties of the Company set forth in Sections 4.05(a) or (b) of the Acquisition Agreement shall fail to be true and correct in all material respects as of the date made (or if expressly made as of an earlier date, as of such date);

         (e) the Acquisition Agreement shall have been terminated in accordance with its terms; or

         (f) there shall have occurred (i) any general suspension of trading in securities on the Nasdaq National Market quotation system or (ii) a declaration of a banking moratorium by federal or New York authorities or (iii) any suspension of payments in respect of banks in the United States that regularly participate in the market in loans to large corporations, in each case which would prevent the acceptance for payment or the payment for Shares accepted for payment in the Offer, which, in the good faith reasonable judgment of BMS in any such case makes it inadvisable to proceed with such acceptance for payment.



                                       2